UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2007
BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois		60631

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
Item 7.01 Regulation FD Disclosure.
     On August 17, 2007, Bally Total Fitness Holding Corporation (the “Company”) launched the rights offering contemplated by the Joint Prepackaged Chapter 11 Plan of Reorganization of the Company and its Affiliate Debtors (the “Plan”). As previously disclosed, holders of the Company’s 9-7/8% Senior Subordinated Notes due 2007 (the “Existing Senior Subordinated Notes”), as well as holders of allowed rejection claims against the Company, will receive the right to subscribe for their pro rata share of approximately $90 million in principal amount of new senior subordinated notes to be issued under the Plan (the “Rights Offering Senior Subordinated Notes”).
     As described in the Company’s press releases on August 13 and 16, 2007, the Company has filed a motion with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking approval to amend the Plan (the “Amended Plan”) in order to implement an alternative restructuring proposal from Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P. (“Harbinger”). The Amended Plan allows the Company to consummate the restructuring proposal contemplated in the existing Plan if the Harbinger-funded restructuring is not consummated. If the Harbinger-funded restructuring is consummated pursuant to the Amended Plan, the rights offering will not be consummated and any subscription payments that the Company receives from holders of Existing Senior Subordinated Notes in connection with the rights offering will be returned to such holders, without interest, as described in the subscription form.
     The portion of the rights offering launched on August 17 is in respect of holders of Existing Senior Subordinated Notes. As described in the Amended Plan, holders of Existing Senior Subordinated Notes have 20 business days to complete a subscription form and subscription agreement making a commitment to participate in the rights offering and indicating the amount of Rights Offering Senior Subordinated Notes for which holders wish to oversubscribe. The Company intends to commence the rights offering in respect of holders of allowed rejection claims against the Company only if the restructuring proposal contemplated in the existing Plan (rather than the Harbinger-funded restructuring proposal) is consummated.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: August 17, 2007	/s/ Marc D. Bassewitz
Marc D. Bassewitz Senior Vice President, Secretary and General Counsel